EXHIBIT 10.A


                        EMPLOYMENT AGREEMENT

                           by and between

                         SUNBEAM CORPORATION

                                 and

                          ALBERT J. DUNLAP

                    Effective as of July 18, 1996


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                        EMPLOYMENT AGREEMENT

            AGREEMENT, effective as of July 18, 1996 (the "Effective Date"), by and between Albert J. Dunlap (the "Executive") and Sunbeam Corporation, a Delaware corporation (the "Company").

            WHEREAS, the Board of Directors of the Company (the "Board") desires to employ the Executive and the Executive desires to furnish services to the Company on the terms and conditions hereinafter set forth; and

            WHEREAS, the parties desire to enter into this agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

            1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

            2. EMPLOYMENT PERIOD. The period of employment of the Executive by the Company hereunder (the "Employment Period") shall commence on the Effective Date and shall end on July 17, 1999 (or the Date of Termination (as defined in Section 6 below), if earlier). Commencing on July 18, 1999, the Employment Period shall be extended for successive one year periods (individually, a "Renewal Period"), unless a notice not to extend this Agreement shall have been given by either party hereto to the other not later than April 1 immediately preceding the commencement of a Renewal Period or unless the Date of Termination shall have previously occurred; provided, however, that the last such Renewal Period shall be the Renewal Period ending on July 17, 2001. Unless the context suggests otherwise, the Employment Period hereunder

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shall for all purposes of this Agreement be deemed to include any Renewal
Period.

            3. POSITION AND DUTIES. The Executive shall serve as Chairman of the Board and Chief Executive Officer and as a director of the Company and shall report to directly to the Board. During the Employment Period, subject to the supervisory powers of the Board, the Executive shall have those powers and duties consistent with his position as Chairman of the Board and Chief Executive Officer, which powers shall in all cases include, without limitation, the power of supervision and control over and responsibility for the general management and operation of the Company. The Executive agrees to devote substantially all his working time, attention and energies to the performance of his duties for the Company. It shall not be a violation of this Agreement for the Executive to
(i) serve on corporate, civic or charitable boards or committees, (ii) give speeches and make media appearances to discuss matters of public interest and
(iii) manage his personal investments, so long as such activities do not unreasonably interfere with the performance of the Executive's responsibilities as an officer of the Company in accordance with this Agreement. It is understood that the Executive has made a commitment to appear in various cities in the United States in connection with the forthcoming publication of a book entitled MEAN BUSINESS, of which he is a co-author, and it shall not be a violation of this Agreement for the Executive to make such appearances (the expenses relating to such appearances to be borne by the Executive). The Company shall nominate the Executive as a director of the Company and shall use its best efforts to have the Executive elected and reelected to the Board for the duration of the Employment Period. The Company shall also use its best efforts to cause (i) the Board to be expanded from six to not more than nine members and (ii) three individuals, designated by the Executive to be elected and reelected as directors of the Company for the duration of the Employment Period. In the event that any of such individuals fails to qualify or be elected (or, having been elected, resigns, is removed or fails to be re-elected) during the Employment Period, the Executive shall designate a successor reasonably acceptable to the Board and the Company shall nominate such person as a

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director and shall use its best efforts to cause such person to be elected and reelected.

            4. PLACE OF PERFORMANCE. The principal place of employment of the Executive shall be at the Company's principal executive offices in Fort Lauderdale, Florida, or such other location as may be agreed to by the Board and the Executive. In the event that the Company's principal executive offices are moved from Fort Lauderdale, Florida, the Company shall promptly pay, or reimburse the Executive for, all reasonable expenses incurred by the Executive for a period of one year relating to any change of the Executive's residence from Boca Raton, Florida, in connection with his employment hereunder, including, without limitation, reasonable expenses for himself and his family of travel, moving, storage and suitable lodging and maintenance, and the Company shall reimburse the Executive on a grossed up basis in the event that any tax is assessed upon him in relation to any such expenses. The Company shall pay or reimburse the Executive for all reasonable costs and expenses of residential relocation incurred by him for a period of one year in connection with each and every additional change, if any, in the location of the principal executive offices of the Company, and the Executive shall be reimbursed by the Company on a grossed up basis in the event that any tax is assessed upon him in relation to any such costs or expenses.

            5.  COMPENSATION AND RELATED MATTERS.

                  (a) BASE SALARY. As compensation for the performance by the Executive of his duties hereunder, during the Employment Period the Company shall pay the Executive a base salary at an annual rate of $1,000,000 (the base salary, at the rate in effect from time to time, is hereinafter referred to as the "Base Salary"). The Base Salary shall be payable in equal semi-monthly installments and may be increased from time to time at the discretion of the Company's Compensation Committee (or any successor thereof) and the Board. Base Salary shall not be reduced after any increase thereof.

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                  (b)  EQUITY GRANTS.

            (1) PURCHASED SHARES. Effective as of the Effective Date, the Executive shall purchase from the Company for his own account, and the Company shall sell to the Executive, for the sum of $3,000,000 that number of shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), determined by dividing $3,000,000 by the closing price per share of such shares on the New York Stock Exchange ("NYSE") on July 17, 1996 ($12.25). Such shares shall be the sole property of the Executive, shall be unrestricted and shall be freely tradeable by the Executive, subject to applicable legal restrictions. Within six (6) months after the Effective Date, the Company shall cause the shares to be registered or qualified for resale under the Securities Act of 1933 and applicable state laws.

            (2) RESTRICTED SHARES. Effective as of the Effective Date, the Executive is hereby granted, without cost to the Executive, 1,000,000 shares of the Company's Common Stock, on the terms and conditions set forth herein. One-third of such shares (the "Unrestricted Shares") shall be vested upon the Effective Date and the remaining shares (the "Restricted Shares") shall vest and cease to be restricted in two equal installments on the first and second anniversaries of the Effective Date (subject to earlier vesting provisions set forth in Section 5(b)(4) and earlier vesting and forfeiture provisions set forth in Section 7). All such shares, once vested, shall be the sole property of the Executive, shall be unrestricted and shall be freely tradeable by the Executive, subject to applicable legal restrictions. Within six (6) months after the Effective Date, the Company shall cause all such shares to be registered or qualified for resale under the Securities Act of 1933 and applicable state laws.

            (i) ISSUANCE OF CERTIFICATES. The Unrestricted Shares shall be registered in the Executive's name, and the certificates therefor shall be delivered to the Executive within 10 days after the Effective Date. The Restricted Shares shall be registered in the Executive's name, but the certificates evidencing the Restricted Shares shall be re-

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      tained by the Company until such shares become vested and the restrictions thereon lapse. The period prior to the time that any particular Restricted Shares become vested and the restrictions thereon lapse is hereinafter referred to as the "Restricted Period" with respect to such shares. The Executive shall execute a stock power, in blank, with respect to such Restricted Shares and deliver the same to the Company.

            (ii) RIGHTS AS A STOCKHOLDER. Except as provided herein, during the Restricted Period, the Executive shall have all the rights of a stockholder with respect to Restricted Shares, including the right to receive dividends or other distributions and the right to vote such shares; provided that, in the discretion of the Company any such dividends or other distributions may be retained by the Company unless and until the Restricted Shares in respect of which such dividends or other distributions were paid shall vest.

            (iii) NON-TRANSFERABILITY. During the Restricted Period, the Executive may not sell, transfer, pledge, or otherwise encumber or dispose of the Restricted Shares, and any attempted sale, transfer, pledge or other encumbrance or disposition (whether voluntary or involuntary) in violation of this Section 5(b)(2)(iii) shall be null and void.

            (iv) DELIVERY OF SHARE CERTIFICATES. Upon the vesting of any Restricted Shares, the certificates evidencing such Restricted Shares, together with any dividends or other distributions retained by the Company pursuant to Section 5(b)(2)(ii), shall be delivered promptly to the Executive. In the case of Executive's death, such certificates, dividends and distributions will be delivered to the beneficiary designated in writing by the Executive pursuant to a form of designation provided by the Company, to the Executive's legatee or legatees, or to his personal representatives or distributees, as the case may be. Unless and until registered under the Securities Act of 1933, as amended, certificates evidencing the shares purchased by the Executive pursuant to Sec-

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      tion 5(b)(1) hereof, the Restricted Shares, the Unrestricted Shares, and shares acquired pursuant to the exercise of the Option (as defined in Section 5(b)(3) below) shall bear the following legend:

            THE SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS, IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.

            (3) STOCK OPTIONS. Effective as of the Effective Date, and subject to shareholder approval by Company's shareholders at a special meeting to be held for that purpose prior to September 30, 1996 (the "Special Meeting"), the Executive is hereby granted a non-qualified stock option (an "Option") to purchase 2,500,000 shares of Common Stock (the "Option Award"). The Option Award is subject to the following conditions: (i) the exercise price per share of Common Stock shall be equal to the closing price per share on the NYSE on July 17, 1996 ($12.25), (ii) the Option Award shall vest and become exercisable with respect to one-third (1/3) of the shares of Common Stock subject to such award on the Effective Date and an additional one-third (1/3) of the shares of Common Stock subject to such award on each of the first and second anniversaries of the Effective Date (subject to earlier vesting provisions set forth in Section 5(b)(4) and earlier vesting and forfeiture provisions set forth in Section 7), and (iii) the Option Award shall expire on the tenth anniversary of the Effective Date, subject to earlier termination as provided herein. Within six
(6) months after the Effective Date the Company shall cause all shares subject to the Option to be registered or qualified for resale under the Securities Act of 1933 and applicable state laws. In the event that Company's shareholders fail to approve the grant of the Option at the Special Meeting, the Company and the Executive shall negotiate in good faith a mutually acceptable alternative compensation arrangement; provided, however, that the Executive, in his sole discretion, may elect to terminate this Agreement, in which event it shall be deemed to have been terminated pursuant to Section 6(d) hereof and the Executive shall be entitled to receive the

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compensation, rights and benefits provided in Section 7(e) hereof (other than in respect of stock options).

            (4) SPECIAL VESTING OF EQUITY GRANTS. Anything herein to the contrary notwithstanding, if a Change in Control occurs during the Employment Period and the Executive has remained continually employed by the Company from the Effective Date to the date of the Change in Control, the Restricted Shares that have not theretofore vested shall vest and the Option Award, to the extent not theretofore vested and exercisable, shall become fully vested and exercisable, upon the occurrence of such Change in Control. For purposes of this Agreement, a Change in Control shall mean the occurrence of any one of the following events:

            (A) any "person" as such term is used in Sec- tions 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, becomes a "beneficial owner," as such term is used in Rule 3d-3 promulgated under that act, of 25% or more of the voting stock of the company (other than a person that is cur- rently the beneficial owner of such per- centage of the Company's voting stock);

            (B) the majority of the Board consists of individuals other than Incumbent Direc- tors, which term means the members of the Board on the date of this Agreement, the Executive and the individuals designated as directors by the Executive in accor-dance with Section 3 hereof; provided that any person becoming a director sub- sequent to such date whose election or nomination for election was supported by two-thirds of the directors who then com- prised the Incumbent Directors shall be considered to be an Incumbent Director;

            (C) the Company, without the Executive's consent, adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or

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            (D)   all or substantially all of the assets or business of the
                  Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Compa- ny, all of the voting stock or other own-ership interests of the entity or enti- ties, if any, that succeed to the business of the Company).

                  (c) EXPENSES. During the Employment Period, the Company shall reimburse the Executive for all reasonable business expenses in accordance with applicable policies and procedures then in force, including, without limitation, first class travel, lodging and other expenses incurred by him. In light of the fact that the Executive may be required to travel for extended period of time, such expenses shall include all reasonable expenses of the Executive's wife for travel with the Executive in the service of the Company.

                  (d) VACATION AND OTHER ABSENCES. The Executive shall be entitled to paid vacation and other paid absences, whether for holidays, illness, personal time or any similar purposes, during the Employment Period in accordance with policies applicable generally to senior executives of the Company; provided, however, that the Executive shall always be entitled to at least six weeks of paid vacation in each calendar year and pro rata for part of a year and shall be compensated at the conclusion of each calendar year for any unused vacation days.

                  (e) AUTOMOBILE. The Company shall purchase from the Executive at his cost the Mercedes automobile currently owned by him and shall provide to the Executive, every two years thereafter, during the Employment Period, a new automobile, comparable in type and style, for his exclusive use. The Company shall reimburse the Executive for all reasonable expenses incurred in the use and maintenance of such automobile, and will

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also provide the Executive with a driver on a full-time basis for security and safety reasons. The Company shall reimburse the Executive on a grossed up basis in the event that any tax is assessed upon him in relation to such driver or expenses.

                  (f) CLUB MEMBERSHIP. During the Employment Period, the Company shall pay any and all initiation fees, monthly membership dues, and company-related expenses in connection with the continuation of the Executive's current country club membership and for comparable country club membership in the event of a relocation of the Company's principal executive office. The Company shall reimburse the Executive on a grossed up basis in the event that any tax is assessed upon him in relation to such fees, dues and expenses.

                  (g) FINANCIAL PLANNING, ETC. During the Employment Period, the Company shall provide the Executive with financial consulting services, including taxrelated advice and services, without cost or expense to him and shall reimburse the Executive on a grossed up basis in the event that any tax is assessed upon him in relation to such services. The Company shall pay the reasonable fees and disbursements of legal, accounting and tax advisors incurred by the Executive in connection with the negotiation, preparation and implementation of this Agreement and any additional instruments and agreements related hereto, and any transactions contemplated hereby, and the Company shall reimburse the Executive on a grossed up basis in the event that any tax is assessed upon him in relation to any such fees and disbursements.

                  (h) OTHER BENEFITS. During the Employment Period, the Executive shall be eligible to participate at no cost or expense to him in welfare plans and programs (including any tax-deferred savings plan, group life insurance plan, medical and dental insurance plan, and accident and disability insurance plan) ("Benefit Plans") applicable generally to employees and/or senior executives of the Company, but shall not be eligible to participate in the Company's short-term or long-term incentive plans or in the Company's employee defined benefit pension plans. The Company will waive, or obtain the waiver of, any waiting periods for eligibility under

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the Benefit Plans or will provide comparable benefits to the Executive without cost to him during the waiting period.

            6. TERMINATION. The Executive's employment hereunder, as the case may be, may be terminated as follows:

            (a) DEATH. The Executive's employment shall terminate upon his death, and the date of his death shall be the Date of Termination.

            (b) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for one hundred and twenty (120) consecutive days and, within thirty (30) days after written Notice of Termination (as defined in Section 6(f) hereof) is given, shall not have returned to the performance of his duties hereunder on a full-time basis ("Disability"), the Company may terminate the Executive's employment hereunder. In this event, the Date of Termination shall be thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period).

                  (c) CAUSE. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder:

                       (i) upon the Executive's conviction for the commission of a felony (or a plea of nolo contendere thereto); or

                       (ii) willful failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to Disability).

                  For purposes hereof, no act or failure to act by the Executive shall be considered "willful" unless done or omitted to be done by him not in good faith or without reasonable belief that his action

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      or omission was in the best interests of the Company or contrary to a formal resolution of the Board. Cause shall not exist unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than two thirds of the entire membership of the Board at a meeting of the Board held for the purpose (after ten (10) days' prior notice to the Executive of such meeting and the purpose thereof and an opportunity for him, together with his counsel, to be heard before the Board at such meeting), finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in clause (ii) of this Section 6(c) and specifying the particulars thereof in detail. The Date of Termination shall be the date specified in the Notice of Termination; provided, however, that, in the case of a termination for Cause under clause (ii) above, the Date of Termination shall not be earlier than 30 days after delivery of the Notice of Termination. Anything herein to the contrary notwithstanding, if, following a termination of the Executive's employment by the Company for Cause based upon the conviction of the Executive for a felony, such conviction is overturned in a final determination on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits the Executive would have received if his employment had been terminated by the Company without Cause.

                  (d) GOOD REASON. The Executive may terminate his employment hereunder for Good Reason, provided that the Executive shall have delivered a Notice of Termination (as defined in Section 6(f) hereof) within ninety (90) days after the occurrence of the event of Good Reason giving rise to such termination. For purposes of this Agreement, "Good Reason" shall mean the occurrence of one or more of the following circumstances, without the Executive's express written consent, which are not remedied by the Company within thirty (30) days of receipt of the Executive's Notice of Termination:

                       (i) an assignment to the Executive of any duties materially inconsistent with his positions,

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duties, responsibilities and status with the Company or any material limitation of the powers of the Executive not consistent with the powers of the Executive contemplated by Section 3 hereof;

                       (ii) any removal of the Executive from, or any failure to re-elect the Executive to, the positions specified in Section 3 of this Agreement;

                       (iii) the change of the Executive's title as specified by
Section 3 of this Agreement;

                       (iv) the Company's requiring the Executive without his consent to be based at any office or location other than as described in Section 4 of this Agreement;

                       (v) a reduction in the Executive's Base Salary as in effect from time to time;

                       (vi) the failure of the Company to continue in effect any Benefit Plan that was in effect on the date hereof or provide the Executive with equivalent benefits;

                       (vii) the failure of the Company, within not more than sixty (60) days after the Effective Date, to have the Executive duly elected as a member of its Board of Directors and to maintain the Executive in such position at all times thereafter for so long as he shall serve as Chief Executive Officer of the Company;

                       (viii) the failure of the Company to cause three individuals (or their successors) designated by the Executive to be elected and reelected as directors of the Company in accordance with Section 3 hereof;

                       (ix) any other material breach by the Company of this Agreement; or

                       (x) a Change in Control.

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            In the event of a termination for Good Reason, the Date of
Termination shall be the date specified in the Notice of Termination, which shall be no more than thirty (30) days after the Notice of Termination.

                  (e) OTHER TERMINATIONS. Notwithstanding the foregoing, the Company may terminate the Executive's employment hereunder at any time and the Executive may terminate his employment at any time, in each case subject to the provisions of Sections 7(d) and (e) hereof. If the Executive's employment is terminated hereunder for any reason other than as set forth in Sections 6(a) through 6(d) hereof, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination shall be the Date of Termination.

                  (f) NOTICE OF TERMINATION. Any termination of the Executive's employment hereunder by the Company or by the Executive (other than termination pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. If any dispute concerning a Notice of Termination of the Executive's employment under Section 6(b), 6(c) or 6(d) hereof results in a determination that a proper basis for such termination did not exist under such section, the Executive's employment under this Agreement shall be treated, with respect to a Notice of Termination pursuant to Section 6(b) or 6(c) hereof, as having been terminated pursuant to Section 6(e) hereof or, with respect to a Notice of Termination pursuant to Section 6(d) hereof, as having not been terminated.

            7.  COMPENSATION UPON TERMINATION OR DURING DISABILITY.

                  (a)  DISABILITY PERIOD.  During any period
during the Employment Period that the Executive fails to

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perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to (i) receive his full Base Salary and (ii) participate in the Benefit Plans. Such payments made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

                  (b) DEATH. If the Executive's employment hereunder is terminated as a result of death, then:

                        (i) the Company shall pay the Executive's estate or designated beneficiary, as soon as practicable after the Date of Termination, any Base Salary installments due in the month of death and any reimbursable expenses, accrued or owing the Executive hereunder as of the Date of Termination;

                        (ii) the Options granted to the Executive pursuant to the Option Award shall become vested and exercisable, as of the Date of Termination, to the extent such Option Award would have otherwise become vested on or before the first anniversary of the Date of Termination, and all vested Options shall remain exercisable for a period of one year following such Date of Termination and shall thereafter be completely forfeited and cancelled; any Options that would not have become vested and exercisable on or before the first anniversary of the Date of Termination shall terminate and be forfeited as of the Date of Termination; and

                        (iii) the portion of the Restricted Shares that have not vested as the Date of Termination equal to the number of such unvested Restricted Shares multiplied by a fraction, the numerator of which is 24 minus the number of full months remaining in the first two years of the Employment Period (disregarding the earlier termination thereof) after the Date of Termination and denominator of

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      which is 24, shall become vested as of the Date of Termination and the restrictions imposed thereon shall lapse. The balance of such unvested Restricted Shares shall be forfeited to the Company (without further action on the part of the Company or the Executive) as of the Date of Termination, and the Executive shall have no further rights with respect to such balance.

                  (c) DISABILITY. If the Executive's employment hereunder is terminated as a result of Disability, then:

                        (i) the Company shall pay the Executive, as soon as practicable after the Date of Termination, any Base Salary and any reimbursable expenses, accrued or owing the Executive hereunder for services as of the Date of Termination;

                        (ii) the Options granted to the Executive pursuant to the Option Award shall become vested and exercisable, as of the Date of Termination, to the extent such Option Award would have otherwise become vested on or before the first anniversary of the Date of Termination, and all vested Options shall remain exercisable for a period of three years following such Date of Termination and shall thereafter be completely forfeited and cancelled; any Options that would not have become vested and exercisable on or before the first anniversary of the Date of Termination shall terminate and be forfeited as of the Date of Termination; and

                        (iii) the portion of the Restricted Shares that have not vested as the Date of Termination equal to the number of such unvested Restricted Shares multiplied by a fraction, the numerator of which is 24 minus the number of full months remaining in the first two years of the Employment Period (disregarding the earlier termination thereof) after the Date of Termination and denominator of which is 24, shall become vested, and the restrictions imposed thereon shall lapse. The balance of such unvested Restricted Shares shall be forfeited to the Company (without further action on the part of the

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      Company or the Executive) as of the Date of Termination, and the Executive
      shall have no further rights with respect to such balance.

                  (d) CAUSE OR BY EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employment hereunder is terminated by the Company for Cause or by the Executive (other than for Good Reason), then:

                        (i) the Company shall pay the Executive, as soon as practicable after the Date of Termination, any Base Salary and any reimbursable expenses accrued or owing the Executive hereunder for services as of the Date of Termination; and

                        (ii) the Executive shall immediately forfeit any unvested Restricted Shares and any unvested portion of the Option Award. In the event of termination by the Company for Cause, the Executive shall have the right to exercise the vested unexercised portion of the Option Award for a period of ninety (90) days after the Date of Termination, and the unexercised portion of such Option Award shall be forfeited thereafter. In the event of termination by the Executive other than for Good Reason, the Executive shall have the right to exercise the vested unexercised portion of the Option Award for a period of one year following the Date of Termination and the unexercised portion of such Option Award shall be forfeited thereafter.

                  (e) TERMINATION BY COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE WITH GOOD REASON. If the Executive's employment hereunder is terminated by the Company (other than for Cause or Disability) or by the Executive for Good Reason, then:

                        (i) the Company shall pay the Executive, as soon as practicable after the Date of Termination, any Base Salary and any reimbursable expenses, accrued or owing the Executive hereunder for services as of the Date of Termination;

                        (ii) the Company shall immediately pay to the Executive as liquidated damages and not

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      as a penalty a lump sum amount equal to the total Base Salary that would have otherwise been payable to the Executive with respect to the period commencing immediately following the Date of Termination and ending on July 17, 1999, or, if applicable, the expiration of the Renewal Period (the "Salary Continuation Period") at the annualized rate in effect at the time Notice of Termination is given;

                        (iii) the Options granted to the Executive pursuant to the Option Award shall become fully vested and exercisable, and the Restricted Shares shall become fully vested, as of the Date of Termination. The Option Award shall remain exercisable for the balance of its original 10-year term; and

                        (iv) for a period of three years immediately following the Date of Termination, the Executive shall continue to participate in all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination in accordance with the terms of such plans and programs as in effect from time to time; provided that the Executive's continued participation is permitted under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive and his dependents with benefits substantially the same as those which the Executive and his dependents would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred or provide their economic equivalent.

            8. GROSS-UP FOR EXCISE TAX. In the event that the Executive receives any payment or benefit (including but not limited to the payments or benefits pursuant to Section 7 of this Agreement) (a "Payment") that is subject to the excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive, as soon thereafter as practicable, an additional amount (a

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

"Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax imposed upon the Payment and any federal, state and local income tax and Excise Tax imposed upon the Gross-Up Payment shall be equal to the Payment. The determination of whether an Excise Tax is due in respect of any payment or benefit, the amount of the Excise Tax and the amount of the Gross-Up Payment shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one nationally recognized accounting firm and those two firms shall jointly select the nationally recognized accounting firm to serve as the Auditor. Notwithstanding the foregoing, for purposes of determining the Gross-Up Payment in respect of any Payment, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Auditor, such other payments or benefits (in whole or in part) do not constitute parachute payments, or are otherwise not subject to the Excise Tax, and (ii) the Executive shall be deemed to pay federal income tax at the highest marginal rate applicable in the calendar year in which the Gross-Up Payment is made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the actual Excise Tax or such income tax is more or less than the amount used to calculate the Gross-Up Payment, the Executive or the Company, as the case may be, shall pay to the other an amount reflecting the actual Excise Tax or such income tax, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

            9. MITIGATION. The Executive shall not be required to mitigate amounts payable pursuant to Section 7 hereof by seeking other employment or otherwise, nor shall there be any offset against such payments on account of (a) any remuneration attributable to any subsequent employment that he may obtain or
(b) any claims the Company may have against the Executive.

            10.CONFIDENTIAL INFORMATION, REMOVAL OF DOCUMENTS, NON-COMPETITION.

                  (a) CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its subsidiaries (the "Sunbeam Entities") all trade secrets, confidential information, and knowledge or data relating to the Sunbeam Entities and the businesses and investments of the Sunbeam Entities, which shall have been obtained by the Executive during the Executive's employment by the Company, including such information with respect to any products, improvements, formulas, designs or styles, processes, services, customers, suppliers, marketing techniques, methods, future plans or operating practices ("Confidential Information"); PROVIDED, HOWEVER, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company, or information disclosed by the Company or any officer thereof to a third party without restrictions on the disclosure of such information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by the Company.

                  (b) REMOVAL OF DOCUMENTS. All records, files, drawings, documents, models, and the like relating to the business of the Sunbeam Entities, which the Executive prepares, uses or comes into contact with and which contain Confidential Information shall not be removed by the Executive from the premises of any Sunbeam Entity (without the written consent of the Company) during or after the Employment Period unless such removal shall be required or appropriate in connection with his carrying out his duties under this Agreement, and, if so removed by the Executive, shall be returned to such Sunbeam Entity immediately upon termination of the Executive's employment hereunder.

                  (c) NON-COMPETITION. During (i) the Executive's employment with the Company and (ii) the two (2) year period immediately following the Executive's Date of Termination, the Executive (A) shall not engage, anywhere within the geographical areas in which any Sunbeam Entity is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any business (a "Competitive Business") which competes with any business then being conducted by such Sunbeam Entity;
(B) shall not solicit or encourage any officer, employee or consultant of any of the Sunbeam Entities to leave the employ of any of the Sunbeam Entities for employment by or with any Competitive Business; and (C) shall not solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts, of any Sunbeam Entity, which were contacted, solicited or served by the Executive while employed by the Company; provided, however, that nothing herein shall prohibit the Executive from owning a maximum of two percent (2%) of the outstanding stock of any publicly traded corporation. Following the Date of Termination, ownership by the Executive of not more than five percent (5%) of any publicly traded corporation shall not constitute a violation hereof. If, at any time, the provisions of this Section 10(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 10(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this Section 10(c), the design, manufacture and marketing of outdoor barbecue grills, casual outdoor and indoor furniture and small kitchen appliances shall be construed to be a Competitive Business; provided, however, that the gross revenues derived from sales of such products by such competitor are greater than the lesser of (i) 10% of its total revenues and (ii) $500,000,000.

                  (d) REMEDIES. In the event of a breach or threatened breach of this Section 10, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

                  (e) CONTINUING OPERATION. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

            11. INDEMNIFICATION. The Company shall indemnify the Executive to the full extent permitted by law and the By-laws of the Company for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of all his duties hereunder, including, without limitation, the right to be paid in advance by the Company for his expenses in defending a civil or criminal action, proceeding or investigation prior to the final disposition thereof. The Executive shall be insured under the Company's Directors' and Officers' Liability Insurance Policy as in effect from time to time. Notwithstanding any other provision of this Agreement to the contrary, any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 11.

            12.  SUCCESSORS; BINDING AGREEMENT.

                  (a) COMPANY'S SUCCESSORS. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business and/or assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and/or assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement (except in the definition of Change in Control), "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement or by operation of law.

                  (b) EXECUTIVE'S SUCCESSORS. This Agreement shall not be assignable by the Executive. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

            13. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:

                  Albert J. Dunlap
                  422 Addison Park Lane
                  Boca Raton, Florida 33432

            (With a copy to:

                  Reboul, MacMurray, Hewitt, Maynard
                        & Kristol
                  45 Rockefeller Plaza
                  New York, New York 10111
                  Attn: Howard G. Kristol, Esq.)

            If to the Company:

                  Sunbeam Corporation
                  2100 New River Center
                  200 East Las Olas Boulevard
                  Fort Lauderdale, Florida 33301

                  Attn:  Chairman of the Compensation
                              Committee

            (With a copy to:

                  Skadden, Arps, Slate, Meagher & Flom
                  One Rodney Square
                  Wilmington, Delaware 19801

                  Attn: Richard L. Easton, Esq.)

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            14. MISCELLANEOUS. No provisions of this Agreement may be modified unless such modification is agreed to in writing signed by the Executive and an authorized officer of the Company. Any waiver or discharge must be in writing and signed by the Executive or such an authorized officer of the Company, as the case may be. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

            15. WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable withholding of taxes required under federal, state or local law.

            16. ARBITRATION. Except as otherwise provided herein, all controversies, claims or disputes arising out of or related to this Agreement shall be settled under the rules of the American Arbitration Association then in effect in the State of Florida, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The costs of the arbitration shall be borne as determined by the arbitrators PROVIDED, HOWEVER, that if the Company's position is not substantially upheld, as determined by the arbitrators, the expenses of the Executive (including, without limitation, fees and expenses payable to the AAA and the arbitrators, fees and expenses payable to witnesses, including expert witnesses, fees and expenses payable to attorneys and other professionals, expenses of the Executive in attending the hearings, costs in connection with obtaining and presenting evidence and costs of transcription of the proceedings), as determined by the arbitrators, shall be reimbursed to him by the Company.

            17. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            19. ENTIRE AGREEMENT. This Agreement between the Company and the Executive sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the parties hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on July 18, 1996 to be effective as of the Effective Date.

                                       SUNBEAM CORPORATION

                                       By:/s/ Peter A. Langerman
                                          ------------------------------------
                                          Name: Peter A. Langerman
                                          Title: Chairman of the Executive
                                                 Committee
                                          /s/ Albert J. Dunlap
                                         ------------------------------------
                                          Albert J. Dunlap


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